Exhibit 99.1

Schnitzer Steel Reports Strong Fiscal 2010 Performance

Fourth Quarter Revenues Up 21% and Diluted EPS from Continuing Operations up 66% to $0.58

Full Year Revenues Up 29% and Diluted EPS from Continuing Operations of $2.86

PORTLAND, Ore.--(BUSINESS WIRE)--October 20, 2010--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported diluted earnings per share from continuing operations of $0.58 for its fiscal 2010 fourth quarter ended August 31, 2010. This compares with diluted earnings per share from continuing operations of $0.35 for the same quarter of fiscal 2009.

For the 2010 fiscal year, Schnitzer reported full year revenues of $2.3 billion, compared to $1.8 billion in fiscal year 2009, and diluted earnings per share from continuing operations of $2.86, compared to a loss per share from continuing operations of ($0.99) in fiscal 2009.

	Fourth	Fourth	Third
	Quarter	Quarter	Quarter	Fiscal	Fiscal
	2010*	2009*	2010*	2010*	2009*
Revenues	$639	$527	$704	$2,301	$1,787
Operating Income (Loss)	$24	$16	$64	$126	$(51)
Income (Loss) from Continuing Operations Attributable to SSI**
	$16	$10	$40	$81	$(28)

* Excludes results from discontinued operations
** Excludes the income (loss) attributable to noncontrolling interests

“We delivered strong financial and operating performance in fiscal 2010 continuing an overall upward trend,” said Tamara Lundgren, President and Chief Executive Officer. “Our dedicated focus on improving our operating efficiencies, enhancing our supply networks and investing in growth capital projects significantly improved our financial and operating performance despite a sluggish domestic economy.”

“While the industry as a whole benefited from higher demand for scrap globally during fiscal year 2010, we achieved significant profit-enhancing milestones within each of our operating segments. The net result was balanced earnings and cash flow generation which enabled us to maintain a strong balance sheet while reinvesting capital in technology and acquisitions, as well as opportunistically returning capital to shareholders through share repurchases,” said Lundgren.

  Our Metals Recycling Business benefited from strong demand for ferrous scrap in the emerging markets and gradually improving supply dynamics domestically. In addition, we expanded nonferrous recovery through the aggregate impact of investments in new separation technologies and an ongoing focus on continuous improvement, as well as an expansion of our national collection channels. Nonferrous recycling represents a growing 22% of MRB’s revenues.
  Our Auto Parts Business dramatically expanded margins through the realignment of its self-service model. In addition, we improved the operating efficiency and overall performance of our 45 stores.
  In our Steel Manufacturing Business, by aggressively managing costs and improving our operating efficiencies, we operated at approximately break-even levels during three of the last four quarters despite very challenging market conditions throughout the year.

Metals Recycling Business

In the fourth quarter, the Metals Recycling Business shipped ferrous volumes of 1.1 million tons and record nonferrous volumes of 139 million pounds while delivering solid revenue and operating income growth over the prior year fourth quarter.

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes
000s long tons; NFe volumes Ms lbs)
	Fourth Quarter	Fourth Quarter	Third Quarter	Fiscal Year	Fiscal Year
	2010	2009	2010	2010	2009
Total Revenues	$556	$452	$618	$1,980	$1,508
Ferrous Revenues	$431	$371	$496	$1,559	$1,249
Ferrous Volumes	1,124	1,290	1,175	4,231	4,189
Avg. Net Ferrous Sales Prices ($/LT)(1)	$342	$251	$378	$328	$264
Nonferrous Volumes	139	123	124	478	397
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.84	$0.63	$0.94	$0.83	$0.61
Operating Income	$21	$21	$53	$118	$13

(1) Sales prices are shown net of freight

“We achieved record quarterly nonferrous volumes following a strong third quarter, driven by continued improvements in joint product recovery due to our steady investments in technology,” said Lundgren. “Ferrous prices declined as expected from the third quarter, but remained at attractive levels driven by solid demand from the emerging markets.”

Sales Volumes: Fourth quarter volumes for ferrous scrap declined slightly from the volumes in the previous quarter. Nonferrous volumes were a quarterly record, reflecting continuing improvements in the separation and extraction of nonferrous metals from the ferrous shredding process.

Export customers accounted for approximately 75% of total ferrous sales volume, including shipments to 12 countries. The top export destinations were China, South Korea and Taiwan.

Pricing: Sales prices for ferrous scrap averaged $342 per ton in the fourth quarter of fiscal 2010, a decline of 10% from the third quarter. Pricing for shipments in the first two months of the fourth quarter reflected the sharp drop in market prices that occurred at the end of the third quarter before the market stabilized for shipments in August. Nonferrous prices in the fourth quarter declined a comparable amount.

Average ferrous and nonferrous prices during the quarter were 36% and 33% higher, respectively, than comparable prices in the fourth quarter of fiscal 2009, despite the decline in prices from the third quarter.

Margins: Operating income margin was $19 per ferrous ton in the fourth quarter of fiscal 2010, compared to $45 per ton in the third quarter, and $16 per ton in the fourth quarter of fiscal 2009. The decline in operating income per ton compared to the third quarter was a result of the sharp drop in selling prices from the peaks during the third quarter and average inventory costs which declined at a slower rate.

Metals Recycling Business: Outlook

The following summary of management’s outlook for the Metals Recycling Business in the first quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Ferrous sales volumes are expected to increase slightly from the volumes in the fourth quarter, reflecting continuing steady export demand. Nonferrous sales volumes are expected to approximate or decline slightly from the record fourth quarter volumes, while remaining higher than the volumes shipped in the first quarter of fiscal 2010. As always, quarterly sales volumes depend heavily on the timing of shipments.

Pricing: Market prices for ferrous scrap are expected to approximate fourth quarter prices, while remaining significantly higher than the prices achieved in the first quarter of fiscal 2010. Nonferrous average prices are expected to improve slightly from the fourth quarter.

Margins: First quarter operating income per ton is expected to approximate the full year average achieved in fiscal 2010.

Auto Parts Business

The Auto Parts Business reported record self-service revenues in fiscal 2010 and completed the year with a fourth consecutive quarter of year-over-year improvement in operating income in the fourth quarter. Revenues for the fourth quarter of FY10 declined slightly from the third quarter due to lower scrap prices for its autobodies. Operating margins were further reduced by average inventory costs which fell more slowly than scrap revenues per car.

Summary of Auto Parts Business Results
($ in millions, except locations)
	Fourth	Fourth	Third	Fiscal	Fiscal
	Quarter	Quarter	Quarter	Year	Year
	2010*	2009*	2010*	2010*	2009*
Revenues	$64	$45	$68	$241	$153
Operating Income	$10	$8	$18	$51	$4
Locations (end of quarter)	45	39	45	45	39

* Excludes results from discontinued operations

“Car purchase volumes, a key driver of the Auto Parts Business, remained strong, increasing 13% over the prior year quarter. While lower commodity prices impacted margins in the last quarter, enhanced supply channels, improved production operating efficiencies and new stores all contributed to our healthy full-year performance,” said Lundgren.

Revenues: Revenues from continuing operations increased $18 million, or 41% year-over-year, while declining $4 million, or 6%, compared to the third quarter of fiscal year 2010. The improvements compared to the fourth quarter of fiscal 2009 reflect higher revenues across all major components of sales: cores, scrap, parts and admissions, and increases in vehicle purchases. The slight decrease compared to the third quarter primarily reflects lower commodity prices.

Margins: Operating profit margins of 15% reflected the impact of average inventory costs which declined at a significantly slower rate than the decline in commodity prices due to the sharp drop in the scrap markets toward the end of the third quarter. Operating profit margins from continuing operations for the full year were 21%, compared to 2% in fiscal 2009.

Auto Parts Business: Outlook

The following summary of management’s outlook for the Auto Parts Business in the first quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Revenues: Compared with the fourth quarter of fiscal 2010, revenues in the first quarter of fiscal 2011 are expected to increase slightly due to normal seasonal improvements in admissions and parts sales.

Margins: First quarter margins are expected to improve from the fourth quarter due to improved parts sales and lower inventory values relative to commodity prices. Margins for the quarter are expected to approximate the average margins achieved during fiscal 2010.

Steel Manufacturing Business

The Steel Manufacturing Business delivered break-even financial results during the fourth quarter despite continued softness in the markets for long steel products on the West Coast.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices;
volume in thousands of tons)
	Fourth Quarter	Fourth Quarter	Third Quarter	Fiscal Year	Fiscal Year
	2010	2009	2010	2010*	2009*
Revenues	$74	$66	$86	$285	$263
Avg. Net Sales Prices ($/T)(1)	$618	$509	$635	$587	$617
Finished Goods Sales Volumes(1)	116	115	131	444	381
Operating Income (Loss)	$(0)	$1	$4	$(6)	$(42)

(1) Excludes billet sales

“Our ability to deliver break-even results in this weak economic environment demonstrates our ability to optimize operating performance and product flexibility,” said Lundgren. “We remain focused on reducing our controllable costs and improving productivity so that we are well-positioned when domestic market demand for finished steel products improves.”

Sales Volumes: Finished goods sales volumes declined 12% over the third quarter, primarily reflecting a slightly weaker environment for steel products used in construction.

Pricing: Average net sales prices for finished steel products declined by 3% to $618 per ton from the third quarter, primarily driven by a change in product mix.

Margins: The slight reduction in margins compared to the third quarter was a result of lower capacity utilization driven by lower sales volumes during the quarter.

Steel Manufacturing Business: Outlook

The following summary of management’s outlook for the Steel Manufacturing Business in the first quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Overall market demand is expected to remain weak in the first quarter of fiscal 2011, resulting in sales volumes slightly below the volumes delivered in the first quarter of fiscal 2010.

Pricing: Average sales prices are expected to approximate the levels from the fourth quarter.

Margins: First quarter fiscal 2011 operating profit margins are expected to be negative but improved from the first quarter of fiscal 2010.

Share Repurchases

During the quarter, the Company repurchased 413 thousand shares at a cost of $17 million. Under authorities granted by its Board of Directors, the Company may repurchase an additional 3.5 million shares.

Discontinued Operations

The Company completed the sale of its GreenLeaf full-service used auto parts business to LKQ Corporation on October 2, 2009. For comparison purposes, the net losses and losses per share directly attributable to GreenLeaf for prior periods are disclosed separately in the Company's financial statements as "Discontinued Operations."

Analysts' Conference Call: Fourth Quarter of Fiscal 2010

A conference call and slide presentation to discuss results will be held today, October 20, 2010, at 5:00 p.m. EDT. It will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			Fiscal year ended
	August 31,	May 31,	August 31,	August 31,	August 31,
	2010 (1)	2010 (1)	2009 (1)	2010 (1)	2009 (1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$431,002	$495,658	$371,247	$1,558,664	$1,249,308
Nonferrous sales	121,798	120,527	79,452	412,927	251,508
Other sales	3,012	1,951	1,417	8,179	6,839
TOTAL MRB SALES	555,812	618,136	452,116	1,979,770	1,507,655

Auto Parts Business	63,589	67,580	45,099	241,233	153,207
Steel Manufacturing Business	74,454	86,407	65,891	285,085	263,269
Intercompany sales eliminations	(54,764)	(68,584)	(36,548)	(204,848)	(136,901)
TOTAL	$639,091	$703,539	$526,558	$2,301,240	$1,787,230

INCOME (LOSS) FROM CONTINUING OPERATIONS:

Metals Recycling Business	$20,808	$53,061	$20,505	$118,449	$12,552
Auto Parts Business	9,635	18,173	8,072	51,096	3,564
Steel Manufacturing Business	(77)	3,904	643	(5,862)	(42,000)
Corporate expense	(6,896)	(10,547)	(12,822)	(36,223)	(38,352)
Intercompany eliminations	833	(816)	(591)	(1,563)	13,112
OPERATING INCOME (LOSS)	24,303	63,775	15,807	125,897	(51,124)

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			Fiscal year ended
	August 31,	May 31,	August 31,	August 31,	August 31,
	2010	2010	2009	2010	2009

Revenues	$639,091	$703,539	$526,558	$2,301,240	$1,787,230

Cost of goods sold	573,523	598,721	464,383	2,019,764	1,681,942
Selling, general and administrative	41,919	42,779	45,090	158,805	163,410
Environmental matters	150	141	271	(91)	(5,809)
(Income) loss from joint ventures	(804)	(1,877)	1,007	(3,135)	(1,189)

Operating income (loss)	24,303	63,775	15,807	125,897	(51,124)

Other income (expense):
Interest expense	(527)	(503)	(519)	(2,343)	(3,342)
Other income	688	201	620	1,779	7,402
Other income (expense)	161	(302)	101	(564)	4,060

Income from continuing operations before income taxes	24,464	63,473	15,908	125,333	(47,064)

Income tax (expense) benefit	(7,510)	(21,715)	(5,240)	(40,825)	19,915

Income (loss) from continuing operations	16,954	41,758	10,668	84,508	(27,149)

Income (loss) from discontinued operations, net of tax	1,191	23	271	(13,832)	(4,214)

Net income (loss)	18,145	41,781	10,939	70,676	(31,363)

Net income attributable to noncontrolling interests	(738)	(1,328)	(673)	(3,926)	(866)

Net income (loss) attributable to SSI	$17,407	$40,453	$10,266	$66,750	$(32,229)

Basic:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	0.59	1.45	0.36	2.90	(0.99)
Income (loss) per share from discontinued operations attributable to SSI	0.04	0.00	0.01	(0.50)	(0.15)
Net income (loss) per share attributable to SSI	$0.63	$1.45	$0.37	$2.40	$(1.14)

Diluted:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	0.58	1.43	0.35	2.86	(0.99)
Income (loss) per share from discontinued operations attributable to SSI	0.04	0.00	0.01	(0.49)	(0.15)
Net income (loss) per share attributable to SSI	$0.62	$1.43	$0.36	$2.37	$(1.14)

Weighted average number of common shares:
Basic	27,760	27,898	28,098	27,832	28,159
Diluted	28,082	28,211	28,415	28,147	28,159

Dividends declared per common share	$0.017	$0.017	$0.017	$0.068	$0.068

(1) Excludes income attributable to noncontrolling interests
(2) Net income (loss) used in EPS calculation:
Income (loss) from continuing operations	$16,954	$41,758	$10,668	$84,508	$(27,149)
Net income attributable to noncontrolling interests	(738)	(1,328)	(673)	(3,926)	(866)
Income (loss) from continuing operations attributable to SSI	16,216	40,430	9,995	80,582	(28,015)
Income (loss) from discontinued operations, net of tax	1,191	23	271	(13,832)	(4,214)
Net income (loss) attributable to SSI	$17,407	$40,453	$10,266	$66,750	$(32,229)

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

	Q1 FY10	Q2 FY10	Q3 FY10	Q4 FY10	Fiscal Year 2010	Q1 FY09	Q2 FY09	Q3 FY09	Q4 FY09	Fiscal Year 2009
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$271	$294	$368	$339	$322	$371	$209	$186	$250	$275
Exports	280	298	382	343	330	353	259	228	251	262
Average	277	297	378	342	328	359	253	223	251	264

Ferrous Processing Sales Volume (LT)(2)
SMB	122,171	80,728	139,404	115,869	458,172	145,493	29,761	55,162	104,428	334,844
Domestic	134,595	160,424	197,226	158,487	650,732	129,620	99,275	86,555	101,972	417,422
Export	499,899	933,123	838,766	849,863	3,121,651	503,635	954,003	895,167	1,083,472	3,436,277
Total Processed	756,665	1,174,275	1,175,396	1,124,219	4,230,555	778,748	1,083,039	1,036,884	1,289,872	4,188,543

Nonferrous Average Price ($/LB)(1)	$0.73	$0.80	$0.94	$0.84	$0.83	$0.78	$0.45	$0.51	$0.63	$0.61

Nonferrous Sales Volume (LB, in 000s)	110,247	104,892	124,283	139,063	478,485	107,359	76,822	90,226	122,649	397,056

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$520	$556	$635	$618	$587	$864	$570	$524	$509	$617

Sales Volume (NT)(3)
Rebar	55,875	42,588	52,792	66,047	217,302	46,917	56,588	52,749	70,542	226,796
Coiled Products	38,051	47,660	70,738	44,233	200,682	45,051	19,332	25,798	36,949	127,130
Merchant Bar and Other	6,249	6,147	7,840	5,296	25,532	6,235	6,783	6,820	7,343	27,181
Total	100,175	96,395	131,370	115,576	443,516	98,203	82,703	85,367	114,834	381,107

Auto Parts Business
Total self-service locations at end of quarter	43	45	45	45	45	38	40	39	39	39
Total full-service sites at end of quarter	0	0	0	0	0	18	18	18	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business (SMB) for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	August 31, 2010	August 31, 2009
Assets
Current assets:
Cash and cash equivalents	$30,342	$41,026
Accounts receivable, net	126,156	117,666
Inventories, net	268,103	184,455
Other current assets	36,193	67,867
Total current assets	460,794	411,014

Property, plant and equipment, net	460,810	447,228

Goodwill and other assets	421,814	409,991

Total assets	$1,343,418	$1,268,233

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,189	$1,317
Other current liabilities	158,924	138,812
Total current liabilities	160,113	140,129

Long-term debt and capital lease obligations	99,240	110,414

Other long-term liabilities	104,433	94,940

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) Shareholders’ equity	975,326	919,367
Noncontrolling interests	4,306	3,383
Total equity	979,632	922,750
Total liabilities and shareholders’ equity	$1,343,418	$1,268,233

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 44 operating facilities located in 14 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 45 self-service facilities located in 14 states and in western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 105th year of operations in fiscal 2011.

Safe Harbor for Forward-Looking Statements

This news release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected product demand, pricing, sales volumes, revenues, operating margins, operating income and benefits of cost containment measures. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and the raw materials it purchases; world economic conditions; world political conditions; the Company's ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate change, including as a result of treaties, legislation or regulations; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or "Risk Factors" in the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement, except as may be required by law.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan
646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune
503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com